Exhibit 99.1
Investor Relations:
Michael Picariello
CommVault
732-728-5380
ir@commvault.com
CommVault Announces Fourth Quarter and Fiscal 2008 Financial Results
Fourth Quarter and Fiscal 2008 Highlights Include:

	Fourth Quarter	Fiscal 2008
GAAP Results:
Revenues	$56.6 million	$198.3 million
Income from Operations (EBIT)	$8.6 million	$23.7 million
EBIT Margin	15.1%	11.9%
Diluted Earnings Per Share	$0.14	$0.46

Non-GAAP Results:
Income from Operations (EBIT)	$10.9 million	$32.8 million
EBIT Margin	19.3%	16.5%
Diluted Earnings Per Share	$0.19	$0.57
OCEANPORT, N.J. – May 13, 2008 – CommVault® [NASDAQ: CVLT] today announced its financial results for the fourth quarter and fiscal year ended March 31, 2008.
N. Robert Hammer, CommVault’s chairman, president and CEO stated, “We again achieved another record quarter as we continue to execute on our business plans and strategies. Our 33% growth in total revenues in the fourth quarter compared to the prior year was driven by increased market penetration and acceptance of our Simpana Software Suite. The demand for our Simpana Software Suite was very strong and helped drive the accelerated growth of our emerging products.  Our international investments continue to have high returns as we had another excellent quarter from our international operations. All of the key elements of our business are in place for us to execute and achieve our fiscal 2009 objectives.”
Total revenues in the fourth quarter of fiscal 2008 were a record $56.6 million, an increase of 33% over the fourth quarter of fiscal 2007 and 13% over the prior quarter. Software revenue in the fourth quarter of fiscal 2008 was $31.3 million, up 32% year-

over-year and 16% sequentially. Services revenue in the fourth quarter of fiscal 2008 was $25.3 million, up 34% year-over-year and 8% sequentially.
For the full fiscal year, total revenues were $198.3 million, an increase of 31% over fiscal 2007, and software revenue was $109.0 million, up 30% from the prior year. Services revenue for the full fiscal year was $89.3 million, an increase of 33% over fiscal 2007.
Income from operations (EBIT) was $8.6 million for the fourth quarter, a 52% increase from $5.6 million in the same period of the prior year. Non-GAAP income from operations (EBIT) increased 47% to $10.9 million in the fourth quarter of fiscal 2008 compared to $7.5 million in the fourth quarter of the prior year. Income from operations for the full fiscal year was $23.7 million, an increase of 43% over fiscal 2007. Non-GAAP income from operations (EBIT) for the full fiscal year was $32.8 million, an increase of 44% over fiscal 2007.
For the fourth quarter of fiscal 2008, CommVault reported net income of $6.2 million, a decrease of $45.7 million compared to the same period of the prior year. Net income for the same period of the prior year includes a tax benefit of $45.6 million primarily due to the reversal of substantially all of the Company’s deferred tax valuation allowances. Non-GAAP net income for the quarter increased 41% to $8.5 million, or $0.19 per diluted share, from $6.0 million or $0.14 per diluted share in the same period of the prior year.
Net income for the full fiscal year was $20.8 million, a decrease of $43.5 million compared to fiscal 2007. Net income for fiscal 2007 includes a tax benefit of $45.4 million. Non-GAAP net income for the full fiscal year increased 31% to $26.1 million, or $0.57 per diluted share, compared with $19.9 million or $0.47 per diluted share in the prior year.
In the fourth quarter of fiscal 2008, CommVault repurchased 1,028,476 shares of common stock totaling $15.0 million under its previously announced share repurchase program. CommVault is authorized to repurchase an additional $25.0 million under its existing share repurchase program.

Operating cash flow totaled $11.0 million for the fourth quarter of fiscal 2008 and $34.4 million for the full fiscal year. Total cash and cash equivalents as of March 31, 2008 were $91.7 million.
A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”
Recent Business Highlights:
•	CommVault has been recognized by leading analyst firm, Gartner, Inc., with a “Positive” rating in Gartner’s MarketScope for Enterprise Backup/Recovery Software, 2008 report published April 18, 2008. The “Positive” rating category was the highest rating category given in this year’s report.

•	The CommVault Simpana Software Suite received the gold award in the 2007 Storage magazine and SearchStorage.com “Product of the Year” backup and disaster recover software category.

•	On April 8, 2008, CommVault announced new product updates to its Simpana 7.0 Software Suite that provide users with expanded data protection and information management capabilities. The new updates include: Advanced eDiscovery/Legal Hold Capabilities, Enhanced Remote Office Data Protection with Disk Based Backup and Archive, Broadened Storage Resource Management capabilities, as well as support for key Microsoft applications. These updates will help customers ensure business continuity in the face of potential disaster and comply with regulatory requirements for data retention and availability.

•	CommVault named Incentra Solutions as its first national U.S. reseller. Building on the two companies’ existing software-as-a-service (SaaS) partnership, this expanded field engagement recognizes Incentra’s commitment to bringing CommVault solutions to market with reward incentives such as high-touch sales enablement and marketing programs.

Fiscal 2009 Guidance
For the fiscal year ending March 31, 2009, CommVault’s initial guidance is:
•	Total revenues of approximately $245 million.

•	Non-GAAP gross margin of approximately 86.7%.

•	Non-GAAP income from operations (EBIT) margin to increase approximately 150 basis points over fiscal 2008 Non-GAAP income from operations (EBIT) margin.

•	Non-GAAP diluted EPS in the range of $0.70 per share to $0.72 per share using an effective tax rate of approximately 30% and a weighted average diluted share count of approximately 45.2 million to 46.2 million. The weighted average diluted share count does not take into consideration any share repurchases in fiscal 2009.

•	An actual cash tax rate in the high teens based on current assumptions.
The non-GAAP gross margin percentages above exclude approximately $0.3 million related to noncash stock-based compensation charges. The non-GAAP diluted EPS guidance excludes approximately $0.16 per share to $0.18 per share of noncash stock-based compensation charges, net of non-GAAP income tax benefits of approximately $0.07 per share, and any additional FICA expense that will be incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards.
Use of Non-GAAP Financial Measures
CommVault has provided in this press release the following non-GAAP financial measures: non-GAAP gross margin, non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. CommVault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, CommVault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating CommVault’s ongoing operational performance. CommVault believes that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in

CommVault’s industry, many of which present similar non-GAAP financial measures to the investment community.
These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.
Non-GAAP gross margin, non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA expense incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards. CommVault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare CommVault’s core operating results over multiple periods. When evaluating the performance of CommVault’s operating results and developing short and long term plans, CommVault does not consider such expenses. Although noncash stock-based compensation and the related additional FICA expense are necessary to attract and retain employees, CommVault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility outside CommVault’s control and the variety of awards that companies can issue, CommVault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the related additional FICA expense incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between CommVault’s operating results and those of other companies.
There are a number of limitations related to the use of non-GAAP gross margin, non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in CommVault’s operating results. In addition, noncash stock-based compensation is an important part of CommVault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components CommVault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.
CommVault’s management generally compensates for limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, CommVault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.
Non-GAAP net income and non-GAAP diluted EPS. Non-GAAP net income excludes noncash stock-based compensation and the related additional FICA expense incurred by CommVault when employees exercise in the money stock options or vest in restricted stock awards, which are discussed above, as well as applies a non-GAAP effective tax rate of 28% in fiscal 2008. CommVault anticipates that in any given quarter its non-GAAP effective tax rate may be either higher or lower than the most directly comparable GAAP effective tax rate as evidenced by the historical quarterly fluctuations CommVault has experienced in its GAAP effective tax rate. For example, CommVault recognized a GAAP effective tax benefit rate of 241% in fiscal 2007 primarily related to the $52.2 million reversal of a significant portion of its deferred income tax valuation allowances, which were primarily related to domestic tax jurisdictions. In addition, CommVault’s quarterly GAAP effective tax rate in fiscal 2008 has ranged from an expense of 39% in the first quarter of the year to a benefit of 12% in the third quarter of the year resulting in a GAAP tax rate for the entire fiscal 2008 period of approximately 23% (including the impact of the $1.3 million reversal of deferred tax valuation allowances in certain international jurisdictions in the quarter ended December 31, 2007).
CommVault currently expects that its long-term terminal tax rate will be within a range of 30% to 32%. As a result, CommVault will gradually increase its non-GAAP effective tax rate over the next few years as it approaches its anticipated long-term GAAP tax rate. CommVault measured itself to a non-GAAP effective tax rate of 28% in fiscal 2008 and used an estimated effective tax rate of 30% in its fiscal 2009 guidance in order to reflect this gradual increase to its long-term terminal rate. In addition, CommVault believes that the use of a non-GAAP proforma tax rate is a useful measure as it allows management and investors to compare its operating results on a more consistent basis over the multiple periods presented in its earnings release without the impact of significant variations in the effective tax rate as more fully described above. Non-GAAP EPS is derived from non-GAAP net income divided into the weighted average shares outstanding on a fully diluted basis.
CommVault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for CommVault management and its investors for the same basic reasons that CommVault uses non-GAAP gross margin, non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to CommVault’s use of non-GAAP net income and non-GAAP EPS.
CommVault’s fiscal 2007 non-GAAP net income attributable to common stockholders and non-GAAP diluted EPS excludes the accretion of preferred stock dividends due on CommVault’s Series A through E cumulative redeemable convertible preferred stock prior to its conversion to common stock on September 27, 2006 as well as the accretion of fair value of the Series A through E cumulative redeemable convertible preferred stock upon conversion to common stock on September 27, 2006. CommVault believes that it is important to understand these charges, however, it does not believe that these charges are indicative of future operating results and that investors benefit from an understanding of CommVault’s operating results without giving effect to them.
Conference Call Information
CommVault will host a conference call today, May 13, 2008, at 5:00 p.m. EST to discuss its financial results. To access this call, dial 866-271-5140 (domestic) or 617-213-8893 (international). Additionally, a live web cast of the conference call will be hosted under “Webcasts and Presentations” located under the “Investor Relations” section on CommVault’s Web site www.commvault.com.
An archived web cast of this conference call will also be available on the “Investor Relations” section of CommVault’s Web site, www.commvault.com.

About CommVault
A singular vision — a belief in a better way to address current and future data management needs - guides CommVault in the development of Singular Information Management® solutions for high-performance data protection, universal availability and simplified management of data on complex storage networks. CommVault’s exclusive single-platform architecture gives companies unprecedented control over data growth, costs and risk. CommVault’s Simpana™ software suite of products was designed to work together seamlessly from the ground up, sharing a single code and common function set, to deliver superlative Data Protection, Archive, Replication, Search and Resource Management capabilities. More companies every day join those who have discovered the unparalleled efficiency, performance, reliability, and control only CommVault can offer. Information about CommVault is available at www.commvault.com. CommVault’s corporate headquarters is located in Oceanport, New Jersey in the United States. (cvlt-f)
Safe Harbor Statement
This press release contains forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions and others. Statements regarding CommVault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. CommVault does not undertake to update its forward-looking statements.
CommVault, CommVault and logo, the “CV” logo, CommVault Systems, Solving Forward, SIM, Singular Information Management, Simpana, CommVault Galaxy, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, Recovery Director, CommServe, and CommCell, are trademarks or registered trademarks of CommVault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I
CommVault Systems, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenues:
Software	$31,329	$23,690	$108,959	$83,870
Services	25,281	18,927	89,344	67,237

Total revenues	56,610	42,617	198,303	151,107

Cost of revenues:
Software	747	449	2,398	1,640
Services	6,811	5,585	24,586	20,044

Total cost of revenues	7,558	6,034	26,984	21,684

Gross margin	49,052	36,583	171,319	129,423

Operating expenses:
Sales and marketing	26,224	19,282	93,959	68,240
Research and development	6,911	6,029	26,855	23,398
General and administrative	6,546	4,876	23,812	18,610
Depreciation and amortization	802	771	3,019	2,603

Income from operations	8,569	5,625	23,674	16,572

Interest expense	—	(142)	(114)	(326)
Interest income	890	735	3,591	2,600

Income before income taxes	9,459	6,218	27,151	18,846

Income tax (expense) benefit	(3,270)	45,630	(6,347)	45,408

Net income	6,189	51,848	20,804	64,254

Less: accretion of preferred stock dividends	—	—	—	(2,818)
Less: accretion of fair value of preferred stock upon conversion	—	—	—	(102,745)

Net income (loss) attributable to common stockholders	$6,189	$51,848	$20,804	$(41,309)

Net income (loss) attributable to common stockholders per share:
Basic	$0.14	$1.24	$0.48	$(1.35)

Diluted	$0.14	$1.16	$0.46	$(1.35)

Weighted average shares used in computing per share amounts:
Basic	43,308	41,727	43,188	30,670

Diluted	45,544	44,657	45,699	30,670

Table II
CommVault Systems, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$91,661	$65,001
Trade accounts receivable, net	44,284	22,044
Prepaid expenses and other current assets	3,409	3,657
Deferred tax assets	15,348	9,616

Total current assets	154,702	100,318

Deferred tax assets, net	39,506	42,543
Property and equipment, net	5,868	4,624
Other assets	754	554

Total assets	$200,830	$148,039

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,218	$1,500
Accrued liabilities	22,623	20,215
Term loan	—	7,500
Deferred revenue	52,348	36,214

Total current liabilities	77,189	65,429

Deferred revenue, less current portion	7,210	4,284
Other liabilities	6,896	4

Total stockholders’ equity	109,535	78,322

Total liabilities and stockholders’ equity	$200,830	$148,039

Table III
CommVault Systems, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	March 31,
	2008	2007
Cash flows from operating activities
Net income	$20,804	$64,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,155	2,893
Noncash stock-based compensation	8,532	5,969
Excess tax benefits from stock-based compensation	(5,084)	(1,233)
Deferred income taxes	(3,416)	(52,159)

Changes in operating assets and liabilities:
Accounts receivable	(21,199)	(3,806)
Prepaid expenses and other current assets	349	(1,780)
Other assets	(150)	(317)
Accounts payable	651	77
Accrued liabilities	12,882	9,008
Deferred revenue and other liabilities	17,868	7,688

Net cash provided by operating activities	34,392	30,594

Cash flows from investing activities
Purchase of property and equipment	(4,338)	(4,195)

Net cash used in investing activities	(4,338)	(4,195)

Cash flows from financing activities
Proceeds from the exercise of stock options	8,757	1,864
Excess tax benefits from stock-based compensation	5,084	1,233
Net proceeds from follow-on public offering of common stock	4,315	—
Repurchase of common stock	(15,013)	—
Repayments on term loan	(7,500)	(7,500)
Proceeds from term loan	—	15,000
Net proceeds from initial public offering and concurrent private placement	—	82,242
Payments to Series A through E preferred stockholders upon conversion to common stock	—	(101,833)

Net cash used in financing activities	(4,357)	(8,994)

Effects of exchange rate — changes in cash	963	(443)

Net increase in cash and cash equivalents	26,660	16,962
Cash and cash equivalents at beginning of year	65,001	48,039

Cash and cash equivalents at end of year	$91,661	$65,001

Table IV
CommVault Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$8,569	$5,625	$23,674	$16,572
Noncash stock-based compensation (1)	2,299	1,643	8,532	5,969
FICA expense on stock option exercises (2)	56	187	560	187

Non-GAAP income from operations	$10,924	$7,455	$32,766	$22,728

GAAP net income (loss) attributable to common stockholders	$6,189	$51,848	$20,804	$(41,309)
Noncash stock-based compensation (1)	2,299	1,643	8,532	5,969
FICA expense on stock option exercises (2)	56	187	560	187
Accretion of preferred stock dividends (3)	—	—	—	2,818
Accretion of fair value of preferred stock upon conversion (4)	—	—	—	102,745
Non-GAAP provision for income taxes adjustment (5)	(38)	(47,642)	(3,801)	(50,508)

Non-GAAP net income attributable to common stockholders	$8,506	$6,036	$26,095	$19,902

GAAP diluted weighted average shares outstanding	45,544	44,657	45,699	30,670
Conversion of Series A through E preferred stock	—	—	—	3,105
Conversion of Series AA, BB and CC preferred stock	—	—	—	4,751
Dilutive effect of stock options and warrants	—	—	—	3,518

Non-GAAP diluted weighted average shares outstanding	45,544	44,657	45,699	42,044

Non-GAAP diluted net income per share	$0.19	$0.14	$0.57	$0.47

Footnotes — Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options and restricted stock units granted as follows:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Cost of services revenue	$47	$25	$166	$100
Sales and marketing	1,120	758	4,110	2,736
Research and development	309	175	1,193	739
General and administrative	823	685	3,063	2,394

Total noncash stock-based compensation expense	$2,299	$1,643	$8,532	$5,969

(2)	Represents additional FICA expenses incurred by CommVault when employees exercise in the money stock options.

(3)	Represents accretion of preferred stock dividends due on CommVault’s Series A through E cumulative redeemable convertible preferred stock prior to its conversion to common stock on September 27, 2006.

(4)	Represents accretion of fair value of Series A through E cumulative redeemable convertible preferred stock upon conversion to common stock on September 27, 2006.

(5)	The provision for income taxes is adjusted to reflect CommVault’s estimated non-GAAP effective tax rate of approximately 28% in fiscal 2008 and 25% starting in the second quarter of fiscal 2007, which resulted in an estimated effective tax rate of approximately 20% for fiscal 2007.